Exhibit 99.1

DeVry Education Group Announces Second-Quarter 2016 Results

Strong performance continues in Medical and Healthcare; Brazil acquisition highlights long-term opportunity in International and Professional Education

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--February 4, 2016--DeVry Education Group (NYSE:DV), a global provider of educational services, today reported academic, operational and financial results for its fiscal 2016 second quarter ended Dec. 31, 2015. DeVry Group also reported enrollment results at DeVry University/Keller Graduate School of Management, Chamberlain College of Nursing, Carrington College and DeVry Medical International.

“Despite the current challenges we are facing, DeVry Group’s second-quarter financial results, excluding special items, were in line with our expectations. We maintained our balanced approach to capital allocation through the acquisition of Grupo Ibmec and the authorization of a new $100 million share repurchase program,” said Daniel Hamburger, president and CEO, of DeVry Education Group. “We believe our strategy of quality plus diversification plus long-term focus will enable us to deliver positive student outcomes, attractive long-term growth and significant value creation.”

Academic and operational accomplishments:

  American University of the Caribbean School of Medicine’s accreditation was renewed by the Accreditation Commission on Colleges of Medicine through 2021
  Chamberlain College of Nursing recently opened a campus in Charlotte, North Carolina
  DeVry University introduced its connected classroom environment at 22 campus locations during January 2016
  DeVry University expects to achieve $150 million in cost savings and maintain positive segment economics in fiscal 2016
  During the quarter, DeVry Group acquired Grupo Ibmec, which serves 15,000 students and is one of Brazil’s leading providers of postsecondary education

Selected financial data for the three months ended Dec. 31, 2015:

  Total revenue decreased 5.9 percent to $456.2 million
  Medical and Healthcare revenue grew 9.5 percent
  International and Professional Education revenue grew 1.9 percent; on a constant currency basis, revenue increased 27 percent
  Business, Technology and Management revenue decreased 23.8 percent
  Reported net loss was $50.6 million, compared to net income of $42.4 million last year; net income excluding special items was $44.0 million, compared to $49.0 million last year
  Reported loss per share was $0.79, compared to diluted earnings per share of $0.65 last year; earnings per share excluding special items was $0.68, compared to $0.75 last year
  Operating cash flow was $76.5 million compared to $92.3 million last year
  Cash and cash equivalents were $178.2 million as of Dec. 31, 2015 compared to $380.0 million as of Dec. 31, 2014
  DeVry Group repurchased approximately 331,000 shares of common stock, up 13.6 percent compared to the prior quarter

The fiscal 2016 second quarter results contained an after-tax charge of $8.5 million related to real estate consolidations and workforce reduction primarily at DeVry University. (See “Use of Non-GAAP Financial Information and Supplemental Reconciliation Schedule”). The fiscal 2016 second-quarter results also contained an after-tax non-cash impairment charge of $86.0 million related to the write-down of identified intangibles and goodwill at Carrington College due to lower than forecasted operating results in the second quarter and revised future cash flow projections.

Operating Highlights

Medical and Healthcare Segment

For the second quarter, segment revenue of $234.4 million grew 9.5 percent compared to the prior year, with growth driven by strong enrollment trends at Chamberlain. Operating income, excluding special items, for the segment in the quarter was $42.2 million, representing an increase of 10.8 percent from the prior year.

DeVry Medical International

Revenue for the second quarter at DeVry Medical International grew 2.0 percent to $91.9 million. In the January 2016 semester, new students declined 7.5 percent to 518 versus 560 in the prior year. Total students grew 3.7 percent to 6,374 versus 6,146 in the prior year.

The Accreditation Commission on Colleges of Medicine (ACCM) granted American University of the Caribbean School of Medicine a 6-year unconditional accreditation, the maximum accreditation period recommended by ACCM.

Chamberlain College of Nursing

For the second quarter, Chamberlain revenue increased 21.3 percent. For the November 2015 session, new students increased 20.6 percent and total students increased 23.3 percent. For the January 2016 session, new students grew 16.6 percent to 4,316 students versus 3,702 in the prior year. Total students increased 21.2 percent to 27,938 versus 23,055 in the prior year.

Chamberlain began classes in January at its new campus located in Charlotte, North Carolina. Chamberlain is on track to open three campuses in fiscal 2016.

Carrington College

Revenue at Carrington College increased 0.5 percent in the second quarter. For the period ending Dec. 31, 2015, new students decreased 4.8 percent and total students decreased 3.1 percent compared to the prior year.

International and Professional Education Segment

Second quarter revenue increased 1.9 percent to $62.4 million compared to the prior year. The decline in the Brazilian Real as compared to the US Dollar reduced reported revenues by approximately $15 million. On a constant currency basis, revenue in the segment would have grown 27 percent. Segment operating income in the second quarter decreased $2.6 million to $7.8 million, as a result of the impact of foreign currency in Brazil.

Becker Professional Education

During the quarter, revenue increased 5.5 percent, driven by strong demand for CPA test preparation courses.

During the quarter, Becker launched new “Becker Certified” continuing professional education courses in seven subject areas in response to the emerging trend of micro-credentialing and badging.

DeVry Brasil

Revenue in the quarter was flat compared to the previous year. Without the negative currency effect, revenue would have increased 38.5 percent, driven by the acquisitions of Faci and Damásio as well as organic growth.

In December, DeVry Brasil acquired Grupo Ibmec. Grupo Ibmec operates campuses located in Rio de Janeiro, Brasilia and Belo Horizonte, and in Campinas, where it operates under the name Metrocamp. Grupo Ibmec is widely-known for its academic excellence for more than 40 years. Grupo Ibmec currently serves nearly 15,000 undergraduate and graduate students onsite and online throughout Brazil.

Business, Technology, and Management Segment

DeVry University

During the second quarter, DeVry University launched 22 connected classroom environments to meet the needs of students by providing more flexible scheduling.

In the second quarter, segment revenue decreased 23.8 percent to $160.2 million. DeVry University continues to execute its transformation strategy by enhancing the student experience, addressing affordability and differentiating the university through strategic marketing.

The segment recorded operating income of $8.9 million for the quarter compared to $11.1 million in the prior year, excluding special items. Disciplined expense management almost entirely offset the quarter’s revenue decline. Expenses declined by 24 percent compared to the year ago period. DeVry University is on track to maintain positive segment economics in fiscal 2016 by reducing its cost structure and now expects to achieve $150 million in cost savings.

For the November 2015 session, new undergraduate students declined 31.4 percent to 2,883 students. Total undergraduate students declined 21.2 percent to 30,132 students. On a same-campus basis (excluding the locations moving to an online-only delivery), new undergraduate student enrollments declined 25.0 percent and total students declined 14.4 percent.

For the January 2016 session, new undergraduate students declined 29.1 percent to 3,036 students. Total undergraduate students declined 22.7 percent to 29,313 students. On a same-campus basis (excluding the locations moving to an online-only delivery), new undergraduate student enrollments declined 23.2 percent and total students declined 17.2 percent.

The number of graduate coursetakers in the November 2015 session was 12,463, a decline of 17.7 percent compared to the prior year. The number of graduate coursetakers in the January 2016 session was 12,368, a decline of 18.1 percent compared to the prior year.

Balance Sheet/Cash Flow

DeVry Group generated $76.5 million of operating cash flow. As of Dec. 31, 2015, cash and cash equivalents totaled $178.2 million, which reflects the preliminary purchase price allocation related to the acquisition of Grupo Ibmec for $190.8 million.

During the second quarter, DeVry Group’s board of directors approved its ninth share repurchase program, which allows DeVry Group to repurchase up to $100 million of its common stock through Dec. 31, 2017.

Outlook

DeVry Group provided the following outlook for the third quarter and full year of fiscal 2016:

  During the third quarter, revenue is expected to decrease about 4 to 5 percent year over year, reflecting the repositioning of DeVry University and declining revenue at Carrington, offsetting revenue growth at DeVry Group’s other institutions.
  Third quarter operating costs are expected to decline about 3 to 4 percent versus the prior year quarter
  The effective income tax rate is expected to be approximately 20 percent, before special items
  For the full year, revenue is expected to be down 4 to 5 percent and earnings before special items to decline 5 to 6 percent compared to fiscal 2015.

Conference Call and Webcast Information

DeVry Group will hold a conference call to discuss its fiscal 2016 second-quarter financial results on Feb. 4, 2016 at 4 p.m. CST (5 p.m. EST). The conference call will be led by Daniel Hamburger, president and CEO, Tim Wiggins, chief financial officer and Patrick Unzicker, chief accounting officer and treasurer.

For those wishing to participate by telephone, dial 877-506-6380 (domestic) or 412-902-6690 (international). Please say “DeVry Group Call.” DeVry Group will also broadcast the conference call via webcast. Interested parties may access the webcast through the Investor Relations section of DeVry Group's website, or http://services.choruscall.com/links/dv160204.

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

DeVry Group will archive a telephone replay of the call until Feb. 18, 2016. To access the replay, dial 877-344-7529 (domestic) or 412-317-0088 (international), passcode 10079019. To access the webcast replay, please visit DeVry Group's website, or http://services.choruscall.com/links/dv160204.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance and law. For more information, please visit www.devryeducationgroup.com.

Certain statements contained in this release concerning DeVry Group's future performance, including those statements concerning DeVry Group's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Group or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's most recent Annual Report on Form 10-K for the year ending June 30, 2015 and filed with the Securities and Exchange Commission (SEC) on August 27, 2015 and its most recent Form 10-Q for the quarter ending September 30, 2015 and filed with the SEC on November 4, 2015.

Use of Non-GAAP Financial Information and Supplemental Reconciliation Schedule

During the second quarters of fiscal year 2016 and 2015, DeVry Group recorded restructuring charges primarily related to workforce reductions and real estate consolidations at DeVry University in order to align its cost structure with enrollments. Also, during the second quarter of fiscal 2016, DeVry Group recorded an asset impairment charge related to the write down of Carrington College’s intangible assets and goodwill. The following table illustrates the effects of restructuring and asset impairment charges on DeVry Group’s earnings. Management believes that the non-GAAP disclosure of net income and earnings per share excluding these special items provides shareholders with useful supplemental information regarding the underlying business trends and performance of DeVry Group’s ongoing operations and is useful for period-over-period comparisons of such operations given the special nature of the restructuring charges. DeVry Group uses these supplemental financial measures internally in its management and budgeting process. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, DeVry Group’s reported results prepared in accordance with GAAP. The following table reconciles these non-GAAP measures to the most directly comparable GAAP information (in thousands, except per share data):

Non-GAAP Earnings Disclosure
PRELIMINARY
(Dollars in Thousands Except for Per Share Amounts)

	For The Three Months		For The Six Months
	Ended December 31,		Ended December 31,

	2015	2014	2015	2014
Net (Loss) Income	$(50,587)	$42,413	$(45,122)	$62,853
(Loss) Earnings per Share (Basic-2015, Diluted-2014)	$(0.79)	$0.65	$(0.70)	$0.96

Restructuring Expense (net of tax)	$8,536	$6,537	$27,548	$16,989
Effect on Earnings per Share (Diluted)	$0.14	$0.10	$0.43	$0.26

Asset Impairment Charge (net of tax)	$86,028	$-	$86,028	$-
Effect on Earnings per Share (Diluted)	$1.33	$-	$1.33	$-

Net Income Excluding Restructuring Expense and
Asset Impairment Charge (Diluted)	$43,977	$48,950	$68,454	$79,842

Earnings Per Share Excluding Restructuring Expense
and Asset Impairment Charge (Diluted)	$0.68	$0.75	$1.06	$1.22

Shares used in Basic EPS Calculation	64,252	NA	64,272	NA
Shares used in Diluted EPS Calculation	64,654	65,470	64,617	65,488

Enrollment Results
	FY 2016	FY 2015	% Change
DeVry Education Group Student Enrollments
New students(1)	10,901	12,091	-9.8%
Total students(1)	138,934	120,713	+15.1%

Chamberlain College of Nursing
November Session(2)
New students	2,577	2,137	+20.6%
Total students	25,654	20,807	+23.3%
January Session
New students	4,316	3,702	+16.6%
Total students	27,938	23,055	+21.2%

Carrington College
3 months ending December 31, 2015
New students	1,858	1,951	-4.8%
Total students	7,211	7,444	-3.1%

DeVry Medical International(3)
January Term
New students	518	560	-7.5%
Total students	6,374	6,146	+3.7%

DeVry University
Undergraduate – November Session
New students	2,883	4,201	-31.4%
Total students	30,132	38,235	-21.2%
Undergraduate – January Session
New students	3,036	4,282	-29.1%
Total students	29,313	37,922	-22.7%
Graduate – November Session
Coursetakers(4)	12,463	15,136	-17.7%
Graduate – January Session
Coursetakers(4)	12,368	15,108	-18.1%

1)	Includes the most recently reported enrollments at DeVry Group’s postsecondary institutions
2)	Post-licensure online programs only; pre-licensure campus-based programs start in September, January and May.
3)	Includes enrollments in its medical and veterinary preparatory programs offered through DeVry Medical International
4)	The term “coursetaker” refers to the number of courses taken by a student. Thus one student taking two courses equals two coursetakers

Chart 1: DeVry Education Group Fiscal 2016 Events & Announcements
Feb. 4, 2016	Fiscal 2016 Second Quarter Results Call
May 3, 2016	Fiscal 2016 Third Quarter Results Call
Aug. 23, 2016	Fiscal 2016 Fourth Quarter and Year-end Results Call
Nov. 10, 2016	Annual Shareholders’ Meeting

DEVRY EDUCATION GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
PRELIMINARY

	December 31,	June 30,	December 31,
	2015	2015	2014
	(Dollars in thousands, except for share and par value amounts)
ASSETS
Current Assets
Cash and Cash Equivalents	$178,193	$353,022	$379,965
Marketable Securities and Investments	3,493	3,579	3,520
Restricted Cash	13,973	10,743	10,534
Accounts Receivable, Net	121,817	139,163	89,318
Deferred Income Taxes, Net	41,261	41,458	45,104
Prepaid Expenses and Other	41,551	53,092	44,338
Total Current Assets	400,288	601,057	572,779
Land, Buildings and Equipment
Land	59,677	59,691	63,261
Buildings	489,145	485,288	467,330
Equipment	500,274	521,361	492,716
Construction in Progress	32,166	26,664	26,666
	1,081,262	1,093,004	1,049,973
Accumulated Depreciation	(545,711)	(547,130)	(506,984)
Land, Buildings and Equipment, Net	535,551	545,874	542,989
Other Assets
Intangible Assets, Net	357,901	323,731	289,160
Goodwill	542,994	552,329	519,748
Perkins Program Fund, Net	13,450	13,450	13,450
Other Assets	58,728	37,752	29,740
Total Other Assets	973,073	927,262	852,098
TOTAL ASSETS	$1,908,912	$2,074,193	$1,967,866

LIABILITIES
Current Liabilities
Accounts Payable	$56,762	$63,083	$55,737
Accrued Salaries, Wages and Benefits	73,506	83,491	73,460
Accrued Expenses	83,763	85,103	69,427
Deferred Revenue	77,778	90,232	66,356
Total Current Liabilities	291,809	321,909	264,980
Other Liabilities
Deferred Income Taxes, Net	37,752	56,092	48,339
Deferred Rent and Other	109,701	101,762	90,533
Total Other Liabilities	147,453	157,854	138,872

TOTAL LIABILITIES	439,262	479,763	403,852

NONCONTROLLING INTEREST	2,813	9,620	8,139
SHAREHOLDERS' EQUITY
Common Stock, $0.01 par value, 200,000,000 Shares Authorized; 63,284,000, 63,623,000 and 63,840,000 Shares issued and outstanding at December 31, 2015, June 30, 2015 and December 31, 2014, respectively.	764	760	769
Additional Paid-in Capital	360,333	350,256	338,710
Retained Earnings	1,743,105	1,796,361	1,731,976
Accumulated Other Comprehensive Loss	(133,207)	(77,114)	(44,066)
Treasury Stock, at Cost 13,131,000, 12,414,000 and 12,022,000 Shares at December 31, 2015, June 30, 2015 and December 31, 2014, respectively	(504,158)	(485,453)	(471,514)
TOTAL SHAREHOLDERS' EQUITY	1,466,837	1,584,810	1,555,875
TOTAL LIABILITIES, NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	$1,908,912	$2,074,193	$1,967,866

DEVRY EDUCATION GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except for Per Share Amounts)
(Unaudited)
PRELIMINARY

	For The Three Months		For The Six Months
	Ended December 31,		Ended December 31,
	2015	2014	2015	2014

REVENUE:
Tuition	$421,602	$453,609	$817,658	$875,482
Other Educational	34,601	31,271	79,957	71,442

Total Revenue	456,203	484,880	897,615	946,924
OPERATING COST AND EXPENSE:
Cost of Educational Services	241,021	250,809	486,098	497,140
Student Services and Administrative Expense	159,163	174,913	323,179	352,666
Restructuring Expense	12,923	10,188	36,997	23,505
Asset Impairment Charge	99,473	-	99,473	-

Total Operating Cost and Expense	512,580	435,910	945,747	873,311

Operating (Loss) Income	(56,377)	48,970	(48,132)	73,613
INTEREST:
Interest Income	240	300	367	697
Interest Expense	(1,847)	(352)	(4,173)	(745)

Net Interest Expense	(1,607)	(52)	(3,806)	(48)

(Loss) Income Before Income Taxes	(57,984)	48,918	(51,938)	73,565
Income Tax Benefit (Provision)	7,514	(6,116)	6,853	(10,326)

NET (LOSS) INCOME	(50,470)	42,802	(45,085)	63,239
Net Income Attributable to Noncontrolling Interest	(117)	(389)	(37)	(386)

NET (LOSS) INCOME ATTRIBUTABLE TO DEVRY EDUCATION GROUP	$(50,587)	$42,413	$(45,122)	$62,853

(LOSS) EARNINGS PER COMMON SHARE ATTRIBUTABLE TO DEVRY EDUCATION GROUP SHAREHOLDERS
Basic	$(0.79)	$0.66	$(0.70)	$0.97
Diluted	$(0.79)	$0.65	$(0.70)	$0.96

Cash Dividend Declared per Common Share	$0.18	$0.18	$0.18	$0.18

DEVRY EDUCATION GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
PRELIMINARY
	For The Six Months
	Ended December 31,
	2015	2014
	(Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	($45,085)	$63,239
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:

Stock-Based Compensation Expense	10,212	9,530
Depreciation	39,370	41,362
Amortization	2,902	1,293
Impairment of Goodwill and Intangible Assets	99,473	-
Provision for Refunds and Uncollectible Accounts	40,601	45,627
Deferred Income Taxes	(16,993)	(2,996)
Loss on Disposals, Accelerated Depreciation and Adjustments to Land, Building and Equipment	15,263	2,430
Changes in Assets and Liabilities, Net of Effects from Acquisitions and Divestitures of Businesses:
Restricted Cash	(3,230)	(2,187)
Accounts Receivable	(18,218)	(6,367)
Prepaid Expenses And Other	(5,134)	(540)
Accounts Payable	(9,257)	3,481
Accrued Salaries, Wages, Expenses and Benefits	(20,199)	(29,795)
Deferred Revenue	(13,186)	(32,768)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$76,519	$92,309

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(41,048)	(43,061)
Payment for Purchase of Business, Net of Cash Acquired	(170,577)	(9,649)
Marketable Securities Purchased	(86)	(140)
Cash Received from Sale of Assets	-	6,100
Purchase of Noncontrolling Interest of Subsidiary	(3,114)	-

NET CASH USED IN INVESTING ACTIVITIES	(214,825)	(46,750)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Exercise of Stock Options	271	5,380
Proceeds from Stock Issued Under Colleague Stock Purchase Plan	558	674
Repurchase of Common Stock for Treasury	(16,510)	(11,541)
Cash Dividends Paid	(11,563)	(11,639)
Payments of Seller Financed Obligations	(3,476)	(4,097)

NET CASH USED IN FINANCING ACTIVITIES	(30,720)	(21,223)

Effects of Exchange Rate Differences	(5,803)	(2,559)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(174,829)	21,777

Cash and Cash Equivalents at Beginning of Period	353,022	358,188
Cash and Cash Equivalents at End of Period	$178,193	$379,965

DEVRY EDUCATION GROUP INC.
SEGMENT INFORMATION
(Dollars in Thousands)
(Unaudited)
PRELIMINARY

	For The Three Months			For The Six Months
	Ended December 31,			Ended December 31,
			Increase			Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
REVENUE:
Medical and Healthcare	$234,374	$213,985	9.5%	$458,358	$419,997	9.1%
International and Professional Education	62,403	61,224	1.9%	121,076	114,427	5.8%
Business, Technology and Management	160,212	210,337	-23.8%	319,678	413,978	-22.8%
Intersegment Elimination	(786)	(666)	NM	(1,497)	(1,478)	NM
Total Consolidated Revenue	456,203	484,880	-5.9%	897,615	946,924	-5.2%
OPERATING INCOME (LOSS):
Medical and Healthcare	(56,941)	36,858	-254.5%	(22,688)	74,501	-130.5%
International and Professional Education	7,846	10,491	-25.2%	9,884	15,229	-35.1%
Business, Technology and Management	(4,362)	2,172	-300.8%	(29,611)	(10,296)	NM
Reconciling Items:
Home Office and Other	(2,920)	(551)	NM	(5,717)	(5,821)	NM
Total Consolidated Operating Income	(56,377)	48,970	-215.1%	(48,132)	73,613	-165.4%
INTEREST:
Interest Income	240	300	-20.0%	367	697	-47.3%
Interest Expense	(1,847)	(352)	424.7%	(4,173)	(745)	460.1%
Net Interest (Expense) Income	(1,607)	(52)	2990.4%	(3,806)	(48)	7829.2%
Total Consolidated Income before Income Taxes and Noncontrolling Interest	$(57,984)	$48,918	-218.5%	$(51,938)	$73,565	-170.6%

During the second quarter and first six months of fiscal year 2016, DeVry Group recorded restructuring charges related to workforce reductions at DeVry University which is part of the Business, Technology and Management segment and real estate consolidations at DeVry University and Carrington College which is part of the Medical and Healthcare segment in order to align its cost structure with enrollments. Also, during the second quarter of fiscal year 2016, DeVry Group recorded an asset impairment charge related to the write down of Carrington College's intangible assets and goodwill. During the second quarter and first six months of fiscal year 2015, DeVry Group recorded restructuring charges related to workforce reductions primarily at DeVry University, and real estate consolidations at DeVry University, Carrington College and the DeVry Group home office (not related to any segment) in order to align its cost structure with enrollments. The following table illustrates the effects of restructuring expense and asset impairment charge on DeVry Group’s operating income. Management believes that the non-GAAP disclosure of operating income excluding these special items provides investors with useful supplemental information regarding the underlying business trends and performance of DeVry Group’s ongoing operations and is useful for period-over-period comparisons of such operations given the special nature of the restructuring charges and asset impairment charge. DeVry Group uses these supplemental financial measures internally in its management and budgeting process. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, DeVry Group’s reported results prepared in accordance with GAAP. The following table reconciles these non-GAAP measures to the most directly comparable GAAP information (in thousands):

	For The Three Months			For The Six Months
	Ended December 31,			Ended December 31,
			Increase			Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)

Medical and Healthcare Operating Income	$(56,941)	$36,858	-254.5%	$(22,688)	$74,501	-130.5%
Restructuring Expense	(310)	1,234	NM	71	1,918	NM
Asset Impairment Charge	99,473	-		99,473	-	NM
Medical and Healthcare Operating Income
Excluding Restructuring Expense	$42,222	$38,092	10.8%	$76,856	$76,419	0.6%

Business, Technology and Management Operating Income	$(4,362)	$2,172	-300.8%	$(29,611)	$(10,296)	187.6%
Restructuring Expense	13,259	8,914	NM	36,951	21,517	NM
Business, Technology and Management Operating Income Excluding Restructuring Expense	$8,897	$11,086	-19.7%	$7,340	$11,221	-34.6%

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter
jwalter@devrygroup.com
630-353-3800
or
Media Contact:
Ernie Gibble
egibble@devrygroup.com
630-353-9920